                                                            EXHIBIT 99.(a)(1)(A)

 OFFER TO GRANT CERTAIN OPTION HOLDERS THE OPPORTUNITY TO RENOUNCE THE RIGHT TO
                                 THE BENEFIT OF
 ALL OUTSTANDING OPTIONS GRANTED ON OR AFTER JANUARY 1, 2000 UNDER THE BUSINESS
                                  OBJECTS S.A.
  1999 STOCK OPTION PLAN, AS AMENDED, FOR NEW OPTIONS TO BE GRANTED UNDER THE
                  BUSINESS OBJECTS S.A. 1999 STOCK OPTION PLAN

                                  May 16, 2001

                            ------------------------

This document constitutes part of a prospectus relating to the 1999 Stock Option
                                      Plan
covering securities that have been registered under the Securities Act of 1933.

                            ------------------------

                             BUSINESS OBJECTS S.A.

 OFFER TO GRANT CERTAIN OPTION HOLDERS THE OPPORTUNITY TO RENOUNCE THE RIGHT TO
                                 THE BENEFIT OF
 ALL OUTSTANDING OPTIONS GRANTED ON OR AFTER JANUARY 1, 2000 UNDER THE BUSINESS
                                  OBJECTS S.A.
   1999 STOCK OPTION PLAN, AS AMENDED FOR NEW OPTIONS TO BE GRANTED UNDER THE
                  BUSINESS OBJECTS S.A. 1999 STOCK OPTION PLAN

 THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
                 ON JUNE 14, 2001 UNLESS THE OFFER IS EXTENDED.

     Business Objects S.A. ("Business Objects") is offering eligible employees the opportunity to renounce the right to the benefit of all outstanding options to purchase ordinary shares granted on or after January 1, 2000 under the Business Objects S.A. 1999 stock option plan, as amended (the "1999 option plan") for new options we will grant under the 1999 option plan. An "eligible employee" refers to all employees of Business Objects or one of our affiliates, except employees who are resident in France, Belgium or Switzerland and excluded employees. An "excluded employee" means (i) members of Business Objects' extended executive committee, (ii) employees with general management and/or sales management responsibility for multiple countries, (iii) employees with general sales management responsibility for named strategically important countries, including Japan, USA and Germany, and (iv) employees responsible for sales representing 10% or more of Business Objects' consolidated budget revenues for fiscal 2001. We are making the offer upon the terms and conditions described in this offer document and in the email to eligible employees and related election form and notice of withdrawal (which together, as they may be amended from time to time, constitute the "offer").

     The number of ordinary shares subject to the new options to be granted to each eligible employee will be equal to the number of ordinary shares subject to the unexercised options that the eligible employee renounces his or her right to the benefit of and that we have accepted for cancellation. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we give effect to the eligible employees' decision to renounce the right to the benefit of the eligible options and such options are cancelled. You may only renounce your right to the benefit of all or none of the ordinary shares subject to an individual option grant. The offer will expire at 12:00 midnight, New York City time, on June 14, 2001, unless we extend the offer, and we currently expect to cancel all options that are properly renounced and submitted to us on June 16, 2001 or as soon as possible thereafter. If you renounce your right to the benefit of any option grant, you will be required to also renounce your right to the benefit all option grants that you received during the six month period prior to the cancellation date. Since we currently expect to give effect to each decision to renounce the right to the benefit of the eligible options on June 16, 2001, this means that if you participate in the offer, you will be required to renounce the right to the benefit of all options granted to you since December 14, 2000.

     The offer is not conditioned on the renunciation of the right to the benefit of a minimum number of options. Participation in the offer is completely voluntary. The offer is subject to conditions described under "The
Offer -- Conditions of the offer".

     If you renounce your right to the benefit of an option pursuant to this offer, and we accept your renunciation of such option, then, subject to the terms of this offer, we will grant you a new option under the 1999 option plan. Generally, the exercise price per share of the new options will be at least the higher of:

     - 100% of the closing price of our ordinary shares as reported on the Premier Marche of Euronext Paris S.A. on the last trading day before the date of grant, or

     - 80% of the average of the closing prices of our ordinary shares on that market over the twenty trading days before the grant date.

     As described in the offer document, the exercise price per share may be higher depending on the country in which you reside.

     Generally, each new option shall retain the vesting schedule of the old option, except that each monthly vesting event for all unvested options shall occur on the monthly anniversary date following the grant of the new option.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD RENOUNCE YOUR RIGHT TO THE BENEFIT OF YOUR ELIGIBLE OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO RENOUNCE YOUR RIGHT TO THE BENEFIT OF YOUR ELIGIBLE OPTIONS.

     The ordinary shares underlying your options are currently traded in the United States in the form of American depositary shares evidenced by American depositary receipts. Each American depositary share represents one ordinary share. Our American depositary shares are traded on the Nasdaq National Market under the symbol "BOBJ". On May 15, 2001, the last reported sale price during regular trading hours for the American depositary shares on the Nasdaq National Market was $32.49 per share.

     The ordinary shares underlying your options are also traded in France on the Premier Marche of Euronext Paris S.A. under the Euroclear symbol "12074". On May 15, 2001, the last reported sale price during regular trading hours for our ordinary shares on the Premier Marche of Euronext Paris S.A. was E37.90 per share.

     WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR AMERICAN DEPOSITARY SHARES AND ORDINARY SHARES BEFORE DECIDING WHETHER OR NOT TO RENOUNCE YOUR RIGHT TO THE BENEFIT OF YOUR ELIGIBLE OPTIONS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE SEC) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS OFFER DOCUMENT NOR PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THE OFFER DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     You should direct questions about the offer or requests for assistance or for additional copies of the offer document or the election form to Emily Cayas, Stock Option Administrator, Business Objects Americas, 3030 Orchard Parkway, San Jose, California 95134 (telephone: (408) 953-6000).

                                   IMPORTANT

     For the purposes of French law, employee stock options are not considered securities. As a result, such options cannot, among other things, be "tendered" or "exchanged". For French law purposes, therefore, Business Objects is offering all eligible employees the opportunity to renounce their right to the benefit of stock options granted to them on or after January 1, 2000 under the 1999 option plan. For the purposes of U.S. Securities laws and regulations, this renunciation would generally be considered a "tender" of the stock options. If Business Objects accepts the renunciation, the corresponding stock options will be cancelled. When an option is cancelled, the renunciation is final and the relevant options can no longer be exercised. Subject to such cancellation and the terms and conditions of this offer, Business Objects makes an irrevocable commitment to grant new options at a future date. For the purposes of U.S. Securities laws and regulations, this irrevocable commitment by Business Objects would generally be considered an "exchange" of the stock options.

     Although the offer is not being made to France-based employees and such employees are excluded from this offer, eligible France-based employees will be entitled to renounce the right to the benefit of their eligible options on terms set forth in a separate offering document delivered to them.

     If you wish to renounce your right to the benefit of your options, you must complete and sign the election form in accordance with its instructions, and mail or otherwise deliver it and any other required documents to us at Business Objects Americas, 3030 Orchard Parkway, San Jose, California 95134, Attn: Emily Cayas, Stock Option Administrator (facsimile: (408) 894-6522 or (408) 894-6523).

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will any renunciation of the right to the benefit of eligible options be accepted from or on behalf of, the option holders residing in such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD RENOUNCE OR NOT RENOUNCE YOUR RIGHT TO THE BENEFIT OF THE ELIGIBLE OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS OFFER DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER DOCUMENT AND IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
CERTAIN RISKS OF PARTICIPATING IN THE OFFER.................    8
Economic Risks..............................................    8
Tax-Related Risks for employees subject to U.S. tax
  regulations...............................................    9
Tax-Related Risks for Non-U.S. Residents....................    9
Business Related Risks......................................   11
INTRODUCTION................................................   12
PURPOSE OF THE OFFER........................................   14
THE OFFER...................................................   16
Eligibility.................................................   16
Basic Terms.................................................   16
Extension of offer; termination; amendment..................   17
Procedure for renouncing the right to the benefit of your
  options...................................................   17
Withdrawal rights...........................................   18
Acceptance of the renunciation of the right to the benefit
  of your options and issuance of new options...............   19
Conditions of the offer.....................................   20
Effect of a change of control prior to the granting of new
  options...................................................   21
Terms of new options........................................   21
Status of options cancelled in the offer; accounting
  consequences of the offer.................................   25
LEGAL MATTERS; REGULATORY APPROVALS.........................   25
TAXATION....................................................   26
Material U.S. Federal Income Tax Consequences...............   26
Material Tax Consequences for Non-U.S.-Based Employees......   27
INFORMATION CONCERNING BUSINESS OBJECTS.....................   35
Overview of Business Objects' Business......................   35
Financial Information.......................................   36
Interests of directors and officers; transactions and
  arrangements concerning the options.......................   38
Price range of ordinary shares and American depositary
  shares underlying the options.............................   39
ADDITIONAL INFORMATION......................................   40
MISCELLANEOUS...............................................   40
SCHEDULE A  Information Concerning the Directors and
Executive Officers of Business
                   Objects S.A. ............................  A-1

                               SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this offer document and the accompanying election form because the information in the summary below is not complete, and additional important information is contained in the remainder of this offer document and the election form. We have included page references to the remainder of this offer document where you can find a more complete description of the topics in this summary.

Q: WILL YOU COMMIT TO GRANT NEW OPTIONS PROVIDED I RENOUNCE MY RIGHT TO THE BENEFIT OF MY OPTIONS?

A: Our commitment to grant the new options is irrevocable. However, there are circumstances where you might not receive your new options. (Page 16)

Q:  WHAT ARE THE CIRCUMSTANCES WHERE I WOULD NOT BE GRANTED NEW OPTIONS?

A: Even if your options have been cancelled, we will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in French laws, foreign laws, U.S. Securities and Exchange Commission regulations or staff positions or listing requirements of the U.S. National Association of Securities Dealers. We will use reasonable efforts to avoid the prohibition, but if it is applicable, you will not be granted a new option. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution. (Page 25)

    Also, if you are no longer an employee of Business Objects S.A. or one of our affiliates on the date we grant the new options, you will not receive any new options. (Page 16)

Q:  WHO QUALIFIES AS AN ELIGIBLE EMPLOYEE?

A: An "eligible employee" refers to all employees of Business Objects S.A. or one of our affiliates (meaning entities in which Business Objects S.A. owns directly or indirectly 10% or more of the share capital or the voting rights), except employees who are resident in France, Belgium or Switzerland and excluded employees. An "excluded employee" means (i) members of Business Objects' extended executive committee, (ii) employees with general management and/or sales management responsibility for multiple countries,
    (iii) employees with general sales management responsibility for named strategically important countries, including Japan, USA and Germany, and
    (iv) employees responsible for sales representing 10% or more of Business Objects' consolidated budget revenues for fiscal 2001. You may renounce your right to the benefit of options in this offer if you are an eligible employee on the date of this offer and the date your options are cancelled (expected to be June 16, 2001). (Page 16).

Q:  WHY ARE WE MAKING THE OFFER?

A: We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of the company. The offer provides an opportunity for us to offer employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our ordinary shares and American depositary shares. By offering eligible employees the opportunity to renounce their right to the benefit of outstanding eligible options for new options that will have an exercise price based on the trading price of the ordinary shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. (Page 14)

Q:  WHAT ARE THE CONDITIONS TO THE OFFER?

A: The offer is not conditioned on the renunciation of the right to the benefit of a minimum number of options. The conditions to the offer are described under "The Offer -- Conditions of the offer". (Page 20)

Q: ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT I MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

A: To receive a grant of new options through the offer and under the terms of the 1999 option plan, you must be employed by Business Objects S.A. or one of our affiliates through the date the new options are granted.

    We will not grant the new options until on or about the first business day which is at least six months and one day after the cancellation of your options. We expect to grant the new options on or after December 18, 2001. IF, FOR ANY REASON, YOU DO NOT REMAIN AN EMPLOYEE OF OUR COMPANY OR ONE OF OUR AFFILIATES THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR OTHER COMPENSATION IN RETURN FOR THE OPTIONS THAT YOU HAVE RENOUNCED AND THAT HAVE BEEN CANCELLED. (Page 16)

Q:  HOW MANY NEW OPTIONS WILL I RECEIVE ON THE GRANT DATE OF THE NEW OPTIONS?

A: If you meet the eligibility requirements and subject to the terms of this offer, we will grant you a number of new options equal to the unexercised options which were cancelled. New options will be granted under our 1999 option plan, unless prevented by law or applicable regulations. All new options will be subject to a new option agreement between you and us, which will be in substantially the same form as the option agreement or agreements, for your existing eligible options except for the grant date, exercise price and term of the new option, all as explained more fully below. The tax treatment applicable to your new options may, however, differ substantially. In addition, employees of Business Objects (U.K.) Ltd. are required to enter into a joint election whereby you agree to accept the transfer of the whole of the National Insurance liability related to the new options. You must execute the new option agreement, and the joint election if applicable to you, before receiving the new options. (Page 21)

Q:  WHEN WILL I RECEIVE MY NEW OPTIONS?

A: We will not grant the new options until on or about the first business day which is at least six months and one day after the date of cancellation of your old options. Our board of directors will select the actual grant date for the new options. If we cancel options on June 16, 2001, which is the scheduled date for the cancellation of the options, the new options will not be granted until sometime on or after December 18, 2001. (Page 19)

Q:  WHY WAIT 6 MONTHS AND 1 DAY TO GRANT THE NEW OPTIONS?

A: If we were to grant the new options on any date which is earlier than six months and one day after the date of cancellation of your options, we would be required for U.S. GAAP financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company's ordinary share price as compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our ordinary shares, the greater the compensation expense we would have to record. This compensation expense could impact our financial results and therefore our stock price. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards. (Page 19)

Q: IF I GIVE UP MY OPTIONS PURSUANT TO THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

A: No. If we accept your renunciation and cancel your options, we will defer until the grant date for your new options the grant of other options for which you may otherwise be eligible before the new option grant date, if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules. (Page 19)

Q:  WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE CANCELLED OPTIONS?

A: Yes. Once we have accepted your renunciation, your options will be cancelled and you will no longer have any rights under those options. We currently expect to give effect to each decision to renounce the right to the benefit of eligible options on June 16, 2001. The offer is scheduled to expire at 12:00 midnight, New York City time, on June 14, 2001 unless we extend it. (Page 16)

Q:  WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

A: For eligible employees other than Italy-based employees, the exercise price per share of the new options will be at least the higher of:

     - 100% of the closing price of our ordinary shares as reported on the Premier Marche of Euronext Paris S.A. on the last trading day before the date of grant, or

     - 80% of the average of the closing prices of our ordinary shares on that market over the twenty trading days before the grant date.

    For eligible employees who are Italy-based employees, the exercise price per share of the new options will be at least the higher of:

     - 100% of the average of the closing prices of our ordinary shares as reported on the Premier Marche of Euronext Paris S.A. over the thirty days before the grant date,

     - 80% of the average of the closing prices of our ordinary shares on that market over the twenty trading days before the grant date, or

     - 100% of the closing price on that market on the day prior to the grant date.

    Accordingly, we cannot predict the exercise price of the new options. THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR EXISTING OPTIONS. We recommend that you evaluate current market quotes for our American depositary shares on the Nasdaq National Market and our ordinary shares on the Premier Marche Euronext of Paris S.A. before deciding whether or not to renounce your right to the benefit of your eligible options. (Page 22)

Q:  WHEN WILL THE NEW OPTIONS VEST?

A: Generally, the new option shall retain the vesting schedule of the old option, except that each monthly vesting event under the new option shall now occur on the monthly anniversary date following the grant date of the new option.

    Therefore, if you currently have vested in a portion of your option grant and you elect to cancel your grant, you will receive, under the new option vesting schedule, credit for that vesting plus the approximately six-month and one day period lapsed between the date the old options are cancelled and the date the new options are granted. As stated above, each vesting event shall occur however on the monthly anniversary date following the grant date of the new option. For example:

    Assuming an old option as follows:

Grant date:                       October 25, 2000
Number of unexercised options:    1,000
Vesting commencement date:        September 9, 2000
Vesting schedule: 25% of the options vest twelve months after the vesting commencement date (September 9, 2001) and an additional 1/48th of the option vest on the 9th of each month thereafter.

    The new option would vest as follows, assuming they are granted on December 18, 2001:

Number of options:    1,000
Options first vest on December 18, 2001, up to what would have been vested under the vesting schedule of the old option, i.e. 14/48th of the shares. On the 18th of each month following December 18, 2001, an additional 1/48 of the shares shall become exercisable.

    If you would not be vested in a portion of your existing option grant until after the grant date of the new options and you cancel your grant, your option shall first vest to the same extent and during the month in which the old option would have vested. The day of the month in which vesting will occur shall be on the monthly anniversary date following the grant date of the new option. For example:

    Assuming an old option as follows:

Grant date:                       February 9, 2001
Number of unexercised options:    1,000
Vesting commencement date:        January 2, 2001
Vesting schedule: 25% of the options vest twelve months after the vesting commencement date (January 2, 2001) and an additional 1/48th of the option vest on the second of each month thereafter.

    The new option would vest as follows, assuming they are granted on December 18, 2001:

Number of options:    1,000
These new options will first vest on January 18, 2002, up to what would have been vested under the vesting schedule of the old option, i.e. 25% of the shares. There are no options vested as of the grant date of the new option, as none would have been vested on that date under the vesting schedule of the old option.
On the 18th of each month following January 18, 2002, an additional 1/48 of the options will become exercisable. (Page 23)

Q:  WHAT IF WE ENTER INTO A MERGER OR OTHER SIMILAR TRANSACTION?

A: It is possible that, prior to the grant of the new options, we might effect or enter into an agreement such as a merger or other similar transaction. The promise to grant new stock option(s) which we will give you is a binding commitment, and any successor to our company will honor that commitment. (Page 21)

    You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our ordinary shares. Depending on the structure of this type of transaction, option holders who have renounced their right to the benefit of their options might be deprived of any further price appreciation in the ordinary shares associated with the new options. In addition, in the event of an acquisition of our company for stock, option holders who have renounced their right to the benefit of their options might receive options to purchase shares of a different issuer. (Page 14)

Q: IF I CHOOSE TO RENOUNCE THE RIGHT TO THE BENEFIT OF AN ELIGIBLE OPTION GRANT, DO I HAVE TO RENOUNCE ALL THE SHARES IN THAT OPTION GRANT?

A: Yes. We are not accepting partial renunciations of the right to the benefit of the eligible options. Accordingly, you may renounce the right to the benefit of any one or more of your option grants, but you may only renounce your right to the benefit of all of the shares subject to that option or none of those shares. For example and except as otherwise described below, if you hold an option to purchase 1,000 of our ordinary shares and an option to purchase 2,000 of our ordinary shares, you may renounce your right to the benefit of:

     - none of your options,

     - options with respect to all 1,000 shares under the first option grant,

     - options with respect to all 2,000 shares under the second option grant, or

     - all options under both option grants.

    In this example, the above describes your only choices. For example, you may not renounce your right to the benefit of your option with respect to only 500 shares (or any other partial amount) under the first or second option grant.

    In addition, if you received several grants on the same grant date, you must renounce your right to the benefit of all or none of these grants. For example, if you received both an incentive stock option and a non-qualified stock option on the same day, you must renounce your right to the benefit of both grants or neither of the grants. The same rule applies for U.K.-based employees who were granted approved and non-approved (under the meaning of U.K. tax regulations) options on the same date.

    ALSO, IF YOU DECIDE TO RENOUNCE YOUR RIGHT TO THE BENEFIT OF ANY ONE OR MORE OF YOUR OPTIONS, THEN YOU MUST RENOUNCE YOUR RIGHT TO THE BENEFIT OF ALL OF THE OPTIONS THAT WERE GRANTED TO YOU DURING THE SIX MONTH PERIOD PRIOR TO THE CANCELLATION OF ANY OPTIONS THAT YOU RENOUNCE. For example, if you received an option grant in June 2000 and a grant in January 2001 and you want to renounce your right to the benefit of your June 2000 option grant, you would also be required to renounce the benefit of your January 2001 option grant. (Page 19).

Q: WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO RENOUNCE OR OPTIONS THAT YOU DETERMINE NOT TO ACCEPT FOR CANCELLATION, OR OPTIONS THAT WERE GRANTED BEFORE JANUARY 1, 2000?

A: If you choose not to renounce your right to the benefit of an option or if we determine not to cancel an option such option would retain its current exercise price and current vesting schedule and remain outstanding until you exercise it or it expires by its terms. The same applies to options which are not eligible under this offer, i.e. options granted prior to January 1, 2000. This offer does not affect the exercisability of any of these options in any manner.

    If you are a U.S. tax resident or otherwise subject to U.S. tax regulations, you should note that there is a risk that any incentive stock options you hold may be affected, even if you do not participate in this offer. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the offer. We also believe that the offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the offer.

    However, the IRS may characterize the offer as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which an option exchange program was characterized as a "modification" of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to accept your renunciation of the right to the benefit of eligible options will be viewed in the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know whether the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be renounced. If the IRS successfully asserted this position, the options' holding period to qualify for favorable tax treatment could be extended. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a non-qualified stock option. (Page 26)

Q:  WILL I HAVE TO PAY TAXES IF I ACCEPT THE OFFER?

A: If you are a U.S. tax resident or are otherwise subject to U.S. tax regulations and you renounce the benefit of your existing options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the renunciation. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. We recommend that you consult with your own tax advisor to determine the tax consequences of renouncing the benefit of your options through the offer. If you are an employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of the offer under the laws of the country in which you live and/or work. (Page 26)

Q. IF MY EXISTING OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

A: Not necessarily. If your existing options are incentive stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the U.S. tax laws on the date of the grant. One requirement for options to qualify as incentive stock options under the current U.S. tax laws is that the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the market value of our shares on the date of grant. The excess value is deemed to be a non-qualified stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws. (Page 26)

Q: WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

A: The offer expires on June 14, 2001, at 12:00 midnight, New York City time, unless we extend it. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will provide you with a written notice and/or issue a press release no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration of the offer period. (Page 16)

Q:  HOW DO I RENOUNCE THE RIGHT TO THE BENEFIT OF MY OPTIONS?

A: If you decide to renounce the right to the benefit of your options, you must deliver, before 12:00 midnight, New York City time, on June 14, 2001 (or such later date and time as we may extend the expiration of the offer), a properly completed and executed election form, or a faxed copy of it, along with any other documents required by the election form to Ms. Emily Cayas, Business Objects Americas, 3030 Orchard Parkway, San Jose, California 95134 (telephone: (408) 953-6000; facsimile: (408) 894-6522 or (408) 894 6523).
    This is a one-time offer, and we will strictly enforce the offer period. We reserve the right to reject any or all renunciations that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept the renunciations that have been properly submitted to us on June 16, 2001, i.e. two days after the expected expiration of the offer. (Page 17)

Q: DURING WHAT PERIOD OF TIME MAY I REVOKE MY PREVIOUS ELECTION TO HAVE MY OPTIONS CANCELLED?

A: You may revoke your previous election to renounce the right to the benefit of your existing options at any time before the offer expires at 12:00 midnight, New York City time, on June 14, 2001. If we extend the offer beyond that time, you may withdraw your renunciation at any time until the extended expiration of the offer. In addition, although we currently intend to accept the renunciation of the right to the benefit of your options two days after the expiration of this offer, if we have not previously accepted your renunciation, you may withdraw your renunciation at any time after July 13, 2001. To withdraw your renunciation, you must deliver to us a written notice of withdrawal, or a faxed copy of it, with the required information while you still have the right to withdraw the renunciation. Once you have withdrawn your renunciation, you may again renounce the right to the benefit of your option only by again following the delivery procedures described above prior to the expiration of the offer. (Page 18)

Q:  DO YOU AND THE BOARD OF DIRECTORS RECOMMEND THAT I TAKE THE OFFER?

A: Although our board of directors has approved the offer, neither we nor our board of directors makes any recommendation as to whether you should renounce or not renounce your right to the benefit of the options. You must make your own decision whether or not to renounce your right to the benefit of the options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (Page 15)

Q:  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

A:  For additional information or assistance, you should contact:

     Emily Cayas
     Stock Option Administrator
     Business Objects
     3030 Orchard Parkway
     San Jose, California 95134
     (408) 953-6000

                  CERTAIN RISKS OF PARTICIPATING IN THE OFFER

     Participation in the offer involves a number of potential risks, including those described below. This list and the risk factors under the caption "Risk Factors" in our Annual Report on Form 10-K filed on April 2, 2001, highlights the risks of participating in this offer and investing in our company. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we urge you to read carefully the sections in this offer document discussing tax consequences in various countries, as well as the remainder of this offer document and the accompanying election form before deciding to participate in the offer for a fuller discussion of the risks which may apply specifically to you before deciding to participate in the offer.

ECONOMIC RISKS

PARTICIPATION IN THE OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE ANY OPTION GRANTS UNTIL ON OR ABOUT DECEMBER 18, 2001 AT THE EARLIEST.

     Employees are generally eligible to receive option grants at any time that the board of directors chooses to make them. However, if you participate in the offer, you will not be eligible to receive any new options until December 18, 2001 at the earliest.

IF, AFTER YOUR OPTIONS ARE CANCELLED, THE STOCK PRICE INCREASES, YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS THAT YOU RECEIVE.

     If options with an exercise price of E35 are cancelled, and our ordinary shares appreciates to E50 when the new options are granted, your new option will have a higher exercise price than the cancelled option.

IF YOUR EMPLOYMENT TERMINATES PRIOR TO THE GRANT OF THE NEW OPTION, YOU WILL RECEIVE NEITHER A NEW OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

     Once your option is cancelled, it is forfeited for good. Accordingly, if your employment terminates for any reason prior to the grant of the new option, you will have the benefit of neither the cancelled option nor the new option.

IF WE ARE PROHIBITED BY APPLICABLE LAW OR REGULATIONS FROM GRANTING NEW OPTIONS, YOU WILL RECEIVE NEITHER A NEW OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

     We will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in French laws, foreign laws, U.S. Securities and Exchange Commission regulations or staff positions or listing requirements of the U.S. National Association of Securities Dealers. We are unaware of such prohibition at this time, and we will use reasonable efforts to avoid the prohibition, but if it is applicable throughout the period from the first business day that is at least six months and one day after we determine to cancel the options that you have renounced, you will not be granted a new option. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

IF, AFTER YOUR OPTIONS ARE CANCELLED BUT PRIOR TO GRANTING YOU THE NEW OPTIONS, WE ENTER INTO A MERGER OR OTHER SIMILAR TRANSACTION, THE PRICE OF OUR ORDINARY SHARES COULD INCREASE AND YOU MAY BE DEPRIVED OF THE BENEFIT OF SUCH INCREASE.

     It is possible that, after we cancel your existing options but prior to granting you the new options, we might effect or enter into an agreement such as a merger or other similar transaction. You should be aware that these types of transactions could have substantial effects on our share price, including potentially a substantial appreciation in the price of our ordinary shares. Depending on the structure of this type of transaction, if we have cancelled your existing options you might be deprived of any further price appreciation in the ordinary shares associated with the new options. For example, if our ordinary shares were acquired in a cash merger, the fair market value of our ordinary shares, and hence the price at which we grant the new options, would likely be a price at our near the cash price being paid for the ordinary shares in the transaction, yielding limited or no financial benefit to you. In addition, in the event of an acquisition of our company for stock, you might receive options to purchase shares of a different issuer.

TAX-RELATED RISKS FOR EMPLOYEES SUBJECT TO U.S. TAX LAWS

YOUR NEW OPTION MAY BE A NON-QUALIFIED STOCK OPTION, WHEREAS YOUR CANCELLED OPTION MAY HAVE BEEN AN INCENTIVE STOCK OPTION.

     If your cancelled option was an incentive stock option, your new option will be an incentive stock option, but only to the extent that it qualifies under the Internal Revenue Code of 1986, as amended. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined based on the fair market value of the shares on the date of grant. It is possible that by participating in this offer, your options will exceed this limit and will be treated as non-qualified stock options. In general, non-qualified stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the offer document, and see the tax disclosure set forth in the prospectus for the 1999 stock option plan.

EVEN IF YOU ELECT NOT TO PARTICIPATE IN THIS OFFER, YOUR INCENTIVE STOCK OPTIONS MAY BE AFFECTED.

     We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the offer. We also believe that the offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the offer.

     However, the IRS may characterize the offer as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which an offer was characterized as a "modification" of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to accept your renunciation of the right to the benefit of eligible options will be viewed in the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter or assume that the opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know if the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be tendered. A successful assertion by the IRS of this position would extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a non-qualified stock option. We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

TAX-RELATED RISKS FOR NON-U.S. RESIDENTS

     EMPLOYEES WHO ARE SUBJECT TO THE TAX LAWS OF AUSTRALIA

     If, when you were granted your eligible options, you elected to be taxed at grant, acceptance of this offer may create a capital gains tax loss equal to the amount of tax you previously paid at grant of your existing options. We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

     EMPLOYEES WHO ARE SUBJECT TO THE TAX LAWS OF CANADA

     The renunciation of the right to the benefit of your existing options and the grant of new options pursuant to the terms of the offer should not be a taxable event under the Income Tax Act (Canada). However, it is possible that if the stock price drops between the time of the cancellation of existing options and the grant of new options, the value of the new options at the time of the grant would be subject to tax. Additionally, on the subsequent exercise of the new options and on the disposition of the underlying shares, you may not be able to include the amount previously subject to tax in the cost basis of the new options for the purpose of calculating tax on the option spread or in the cost basis of the shares acquired upon the exercise of the new options for the purpose of calculating any capital gains or losses arising on the disposition of such shares. We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

     EMPLOYEES WHO ARE SUBJECT TO THE TAX LAWS OF JAPAN

     We believe that the cancellation of the existing options and the grant of the new options should not be considered a taxable event. We recommend however that you consult with your tax advisor regarding the tax implications of the offer, as there are no published authoritative interpretation on this matter by the Japanese tax authorities.

     EMPLOYEES WHO ARE SUBJECT TO THE TAX LAWS OF LUXEMBOURG

     We do not believe that the renunciation of the right to the benefit of existing options and the grant of the new options should be a taxable event. However, the tax result may be different if you had previously obtained a tax ruling with respect to your existing options. We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

     EMPLOYEES WHO ARE SUBJECT TO THE TAX LAWS OF SINGAPORE

     Generally, the grant of new options pursuant to the terms of the offer should not be a taxable event under the Income Tax Act (Singapore). Although we do not believe there will be a taxable event on the acceptance of this offer, this is not completely certain. It is not clear, however, on what basis you would be taxed if the cancellation and grant of new options is considered to be a taxable event under the Income Tax Act. Furthermore, because the new options will retain the vesting schedule of your existing options, you may not be able to obtain favorable tax treatment under the Company Stock Option Scheme and/or the Qualified Employee Stock Option Scheme. We recommend that you consult with your tax advisor regarding the impact of this offer.

     EMPLOYEES WHO ARE SUBJECT TO THE TAX LAWS OF THE NETHERLANDS

     The new options granted pursuant to your acceptance of this offer are considered to be new option rights, for which you will be required to elect for either direct or deferred taxation. The timing of taxation as well as the taxable amounts depend on the aforementioned choice.

     If you chose direct taxation with respect to your cancelled options, and accordingly paid tax upon the granting and acceptance of the old options, you will not be allowed to set off such tax against the wage or income tax, which must be paid in connection with the new options granted pursuant to this offer.

     If you chose direct taxation with respect to your cancelled options, and accordingly paid tax upon the granting and acceptance of the old options, there will be no double taxation.

     We recommend that you consult your tax advisor regarding the impact of this offer in your personal situation.

     EMPLOYEES WHO ARE SUBJECT TO THE TAX LAWS OF THE UNITED KINGDOM

     The tax implication for the new option may be significantly different from the original options. As such we recommend you read carefully the caption "Material tax consequences for Non-U.S.-based employees -- Employees who are tax resident in the United Kingdom" and you seek the advice of your personal tax advisor regarding the tax implications of this offer. In particular, you should be aware that the portion of your new options in excess of L30,000 if any, will be granted through an unapproved share scheme. Such options will therefore be subject to the execution of a joint election between you and Business Objects that provides for the transfer of Secondary Class 1 National Insurance Contribution liability in connection with the exercise, assignment, release, or cancellation of the option to you.

     By accepting the new option, to the extent allowable by applicable law, you will be consenting to and agreeing to satisfy any liability that arises with respect to Secondary Class 1 National Insurance Contribution payments in connection with the exercise, assignment, release, or cancellation of the option. In addition, if you accept the new option, a term of the joint election will be that you will be authorizing Business Objects to withhold any such Secondary Class 1 National Insurance Contribution from the payroll at any time or the sale of a sufficient number of shares upon exercise, assignment, release, or cancellation of the option.

BUSINESS RELATED RISKS

     For a description of risks related to Business Objects' business, please see the information under the "Miscellaneous" in the offer document.

                                  INTRODUCTION

     Business Objects S.A. ("Business Objects") is offering eligible employees the opportunity to renounce the right to the benefit of all outstanding options to purchase ordinary shares granted on or after January 1, 2000 under the Business Objects S.A. 1999 stock option plan (the "1999 option plan") for new options we will grant under the 1999 option plan. An "eligible employee" refers to all employees of Business Objects or one of our affiliates, except employees who are resident in France, Switzerland or Belgium and excluded employees. An "excluded employee" means (i) members of Business Objects' extended executive committee, (ii) employees with general management and/or sales management responsibility for multiple countries, (iii) employees with general sales management responsibility for named strategically important countries, including Japan, USA and Germany, (iv) employees responsible for sales representing 10% or more of Business Objects' consolidated budget revenues for fiscal 2001. We are making the offer upon the terms and conditions described in this offer document and in the email to eligible employees, the related election form and the notice of withdrawal (which together, as they may be amended from time to time, constitute the "offer").

     The number of ordinary shares subject to the new options to be granted to each eligible employee will be equal to the number of ordinary shares subject to the unexercised options that the eligible employee renounces his or her right to the benefit of and that we have accepted for cancellation. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we give effect to your decision to renounce the right to the benefit of the eligible options and such options are cancelled. You may only renounce your right to the benefit of all or none of the ordinary shares subject to an individual option grant. The offer will expire at 12:00 midnight, New York City time, on June 14, 2001, unless we extend the offer, and we currently expect to cancel all options that are properly renounced and submitted to us on June 16, 2001 or as soon as possible thereafter. If you renounce your right to the benefit to any option grant, you will be required to also renounce your right to all option grants that you received during the six-month period prior to the cancellation date. Since we currently expect to give effect to each decision to renounce the right to the benefit of the eligible options on June 16, 2001, this means that if you participate in the offer, you will be required to renounce the right to the benefit of all options granted to you since December 14, 2000.

     The offer is not conditioned on the renunciation of the right to the benefit of a minimum number of eligible options. The offer is subject to conditions that we describe in "The Offer -- Conditions of the Offer".

     If you renounce your right to the benefit of an option pursuant to this offer, and we accept your renunciation of such option, then, subject to the terms of this offer, we will grant you a new option under the 1999 option plan. Generally, the exercise price per share of the new options will be at least the higher of:

     - 100% of the closing price of our ordinary shares as reported on the Premier Marche of Euronext Paris S.A. on the last trading day before the date of grant, or

     - 80% of the average of the closing prices of our ordinary shares on that market over the twenty trading days before the grant date.

     As described in the offer document, the exercise price per share may be higher depending on the country in which you reside.

     Generally, each new option shall retain the vesting schedule of the old option, except that each monthly vesting event for all unvested options shall occur on the monthly anniversary date following the grant of the new option.

     As of May 14, 2001, options to subscribe to 6,087,490 of our ordinary shares were issued and outstanding under the 1999 option plan, of which options to subscribe to 2,836,366 of our ordinary shares, constituting 4.6% of our share capital, were held by eligible employees.

     For the purposes of French law, employee stock options are not considered securities. As a result, options cannot, among other things, be "tendered" or "exchanged". For French law purposes, therefore, Business Objects is offering all eligible employees the opportunity to renounce their right to the benefit of stock options granted to them on or after January 1, 2000 under the 1999 option plan. For the purposes of U.S. Securities laws and regulations, this renunciation would generally be considered a "tender" of the stock options. If Business Objects accepts the renunciation, the corresponding stock options will be cancelled. When an option is cancelled, the renunciation is final and the relevant options can no longer be exercised. Subject to such cancellation and the terms and conditions of this offer, Business Objects makes an irrevocable commitment to grant new options at a future date. For the purposes of U.S. Securities laws and regulations, this irrevocable commitment by Business Objects would generally be considered an "exchange" of the stock options.

                              PURPOSE OF THE OFFER

     We issued the options outstanding under our 1999 option plan to:

     - provide our employees with additional incentive and to promote the success of our business, and

     - encourage our employees to continue their employment with us.

     One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our ordinary shares and American depositary shares. By making this offer to provide eligible employees the opportunity to renounce their right to the benefit of outstanding eligible options for new options that will have an exercise price based on the trading price of the ordinary shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value. However, because we will not grant new options until at least six months and one day after the date we determine to give effect to each employee's decision to renounce the right to the benefit of their eligible options and we cancel such options, the new options may have a higher exercise price than some or all of our existing outstanding options.

     From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our board of directors, and which could significantly effect the price of our ordinary shares and American depositary shares. If we engage in such a transaction or transactions before the date we grant the new options, the market price of our ordinary shares could increase (or decrease), and the exercise price of the new options could be higher (or lower) than the exercise price of eligible options you elect to have cancelled as part of this offer. For example, if our ordinary shares were acquired in a cash merger, the fair market value of our ordinary shares, and hence the price at which we grant the new options, would likely be at a price at or near the cash price being paid for our ordinary shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, option holders who have renounced their right to the benefit of their options might receive options to purchase shares of a different issuer.

     As is outlined under the caption "The Offer -- Terms of new options", if you are an eligible employee other than an Italy-based employee, the exercise price of any new options granted to you in return for the options that you renounced will be at least the higher of:

     - 100% of the closing price of our ordinary shares as reported on the Premier Marche of Euronext Paris S.A. on the last trading day before the date of grant, or

     - 80% of the average of the closing prices of our ordinary shares on that market over the twenty trading days before the grant date.

     If you are an Italy-based eligible employee, the exercise price of any new options granted to you in the return for the options that you renounced will be at least the higher of:

     - 100% of the average of the closing prices of our ordinary shares as reported on the Premier Marche of Euronext Paris S.A. over the thirty days before the grant date,

     - 80% of the average of the closing prices of our ordinary shares on that market over the twenty trading days before the grant date, or

     - 100% of the closing price on that market on the day prior to the grant date.

     You will be at risk of any such increase in our share price during the period before the grant date of the new options for these or any other reasons.

     Subject to the above, and except as otherwise disclosed in this offer to grant or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

     - an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving our company,

     - any purchase, sale or transfer of a material amount of our assets,

     - any material change in our present dividend rate or policy, or our indebtedness or capitalization,

     - any other material change in our corporate structure or business,

     - our ordinary shares (or American depositary shares representing such ordinary shares) not being authorized for quotation in an automated quotation system operated by a national securities association,

     - our American depositary shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act,

     - the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act, or

     - the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities, or change in our Status, charter or bylaws, or any actions which may impede the acquisition of control of us by any person.

     We currently have plans to add two new directors to our board of directors. In addition, we currently plan to hire a President and Chief Operating Officer.

     Neither we nor our board of directors makes any recommendation as to whether you should renounce or not renounce the right to the benefit of your eligible options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer document and to consult your own investment and tax advisors. You must make your own decision whether or not to renounce your right to the benefit of your eligible options.

                                   THE OFFER

ELIGIBILITY.

     Eligible employees who hold outstanding options granted on or after January 1, 2000 under the 1999 option plan are eligible to participate in the offer. You are an "eligible employee" if you are an employee of Business Objects or one of our affiliates, unless you are resident in France, Belgium or Switzerland or you are an "excluded employee". An "excluded employee" means (i) members of Business Objects' extended executive committee, (ii) employees with general management and/or sales management responsibility for multiple countries, (iii) employees with general sales management responsibility for named strategically important countries, including Japan, USA and Germany, and (iv) employees responsible for sales representing 10% or more of Business Objects' consolidated budget revenues for fiscal 2001. You may renounce your right to the benefit of your options in this offer if you are an eligible employee on both the date of this offer and the date this offer expires.

BASIC TERMS.

     Upon the terms and conditions of the offer, we are making an irrevocable commitment to grant new options to purchase ordinary shares under our 1999 option plan (the "eligible options") in return for all outstanding options granted on or after January 1, 2000 under the 1999 option plan held by eligible employees that have been properly renounced, such renunciation has not been withdrawn before the expiration date and we have determined to give effect to such renunciation and cancel the options. We are not accepting partial renunciations of the right to the benefit of the eligible options. Therefore, you may renounce your right to the benefit of eligible options for all or none of the shares subject to each of your eligible option agreements. In addition, if you received several grants on the same grant date, you must renounce your right to the benefit of all or none of these grants. Also, if you decide to renounce your right to the benefit of any one or more of your options, then you must renounce your right to the benefit of all of your options that were granted to you during the six month period prior to the cancellation date of your old options.

     If you properly renounce the right to the benefit of your eligible options and we accept your renunciation, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase or to subscribe to the number of ordinary shares equal to the number of ordinary shares subject to the unexercised options that you renounced your right to the benefit of, and that we accepted for cancellation. All new options will be subject to the terms of our 1999 option plan and to a new option agreement between us and you. If you are a U.K.-based employee, your new options will also be subject to the execution of a joint election between us and you whereby you agree to accept transfer of the whole of the National Insurance liability related to the new options. If, for any reason, you do not remain an employee of our company or one of its affiliates through the date we grant the new options, you will not receive any new options or other compensation in return for the options that you have renounced and that we have cancelled. This means that if you resign, with or without a good reason, or die or we terminate your employment, with or without cause, prior to the date we grant the new options, you will not receive anything for the options that you renounced and, because we will have cancelled these options, we will not be able to return the existing options to you.

     The term "EXPIRATION DATE" means 12:00 midnight, New York City time, on June 14, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See "The Offer -- Extension of offer; termination; amendment" for a description of our rights to extend, delay, terminate and amend the offer.

     We will notify you of any material change in the information contained in this offer document. Such notification may be made by written notice (which may include notice by email) and/or press release.

EXTENSION OF OFFER; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our discretion, at any time and from time to time, to extend the period of time during which the offer is open and thereby delay the acceptance of the renunciation of the right to the benefit of your options by giving written notice (including notice by email) of such extension to you or making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance of the renunciation of the right to the benefit of your options and the cancellation of any such options, by giving written notice (including by email) of such termination or postponement to you or making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options that have been renounced is limited by Rule 13e-4(f)(5) promulgated under the U.S. Securities Exchange Act, which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of an offer. See "The Offer -- Conditions of the offer".

     Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in consideration or a change in percentage of options sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

PROCEDURE FOR RENOUNCING THE RIGHT TO THE BENEFIT OF YOUR OPTIONS.

     PROPER RENUNCIATION OF THE RIGHT TO THE BENEFIT OF YOUR OPTIONS.

     To validly renounce the right to the benefit of your eligible options through the offer, you must, in accordance with the terms of the election form, properly complete, execute and deliver to us the election form, or a faxed copy of it, along with any other required documents. We must receive all of the required documents at Business Objects Americas, 3030 Orchard Parkway, San Jose, California 95134 Attn: Emily Cayas, facsimile: (408) 894 6522 or (408) 894 6523, before the expiration date. Instructions on how to obtain information regarding your eligible options, and how to complete and send your documents are attached to the election form.

     If you are an employee of Business Objects (U.K.) Ltd, you must also deliver an executed copy of the Joint Election to Transfer the National Insurance Liability, or a faxed copy of it, in accordance with the procedure described above.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE YOUR PACKAGE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

    DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS.

     We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any renunciation of the right to the benefit of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all renunciations of the right to the benefit of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept the renunciation of all properly and timely renounced eligible options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any renunciation of any particular options or for any particular option holder. No renunciation of the right to the benefit of options will be deemed to have been properly made until all defects or irregularities have been cured by the option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in renunciations, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period.

     OUR ACCEPTANCE CONSTITUTES AN AGREEMENT.

     Your renunciation of your right to the benefit of eligible options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE OF YOUR RENUNCIATION AND OUR CANCELLATION OF THE ELIGIBLE OPTIONS THAT YOU RENOUNCED THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

     Subject to our rights to extend, terminate and amend the offer, we currently expect that two days after the expiration of the offer we will accept each renunciation of the right to the benefit of all eligible options that have been properly submitted and not validly withdrawn.

WITHDRAWAL RIGHTS.

     You may only withdraw the renunciation of your right to the benefit of your options (that is, you may revoke your previous election to renounce the benefit of your existing options) in accordance with the provisions of this section.

     You may withdraw the renunciation of your right to the benefit of your options at any time before 12:00 midnight, New York City time, on June 14, 2001. If the offer is extended by us beyond that time, you may withdraw the renunciation of your right to the benefit of your options at any time until the extended expiration of the offer. In addition, unless we previously accepted the renunciation of your options pursuant to the offer, you may withdraw your renunciation of the benefit to the options at any time after July 13, 2001.

     For your withdrawal to be effective, you must deliver to us at the address listed in "The Offer -- Procedure for renouncing the right to the benefit of your options" an executed written notice of withdrawal, or a faxed copy of the notice, with the required information, while you still have the right to withdraw your renunciation.

     Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who renounced the right to benefit of the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by an attorney-in-fact, or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

     You may not rescind any withdrawal, and any renunciation of the right to the benefit of options you withdraw will thereafter be deemed not properly submitted for purposes of the offer, unless you once again properly renounce the right to the benefit of those options before the expiration date by following the procedures described under the caption "The Offer -- Procedure for renouncing the right to the benefit of your options" and in the election form.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

ACCEPTANCE OF THE RENUNCIATION OF THE RIGHT TO THE BENEFIT OF YOUR OPTIONS AND ISSUANCE OF NEW OPTIONS.

     Upon the terms and conditions of the offer and as promptly as practicable following the expiration date, we will accept your renunciation of the right to the benefit of the eligible options and cancel such options if your renunciation has been properly submitted to us and has not been validly withdrawn before the expiration date. Subject to the terms and conditions of this offer, if you properly renounce your right to the benefit of your options, these options will be cancelled as of the date of our acceptance of your renunciation and you will be granted new options on or about the first business day that is at least six months and one day after the date we cancel the options that you renounced pursuant to this offer. Thus, subject to the terms and conditions of this offer, if you properly renounce your right to the benefit of your eligible options by June 14, 2001, the scheduled expiration date of the offer, and we accept such renunciation and cancel such options on June 16, 2001, you will be granted new options on or about December 18, 2001. If we accept your renunciation and cancel such options after June 16, 2001, the period in which the new options will be granted will be similarly delayed.

     If we accept the renunciation of the right to the benefit of your options, we will defer until the period following the first business day that is at least six months and one day after we cancel such eligible options any grant to you of other options for which you may be eligible before the new option grant date. We will defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. Any such grant of these other options is in the discretion of the board of directors and subject to compliance with law and market prices prevailing at the time of the grants. Any actual grants of these other options will therefore be made when, as and if declared by the board of directors.

     Your new options will entitle you to purchase or subscribe to a number of ordinary shares which is equal to the number of ordinary shares subject to the unexercised eligible options you renounce the right to the benefit of. If, for any reason, you are not an employee of our company or one of our affiliates through the date we grant the new options, you will not receive any new options or other compensation in return for the options that you renounced and that we have cancelled.

     We are not accepting partial renunciations of the right to the benefit of the eligible options. Therefore, you may renounce your right to the benefit of eligible options for all or none of the shares subject to each of your eligible option agreements. In addition, if you received several grants on the same grant date, you must renounce your right to the benefit of all or none of these grants. Also, if you decide to renounce your right to the benefit of any one or more of your options, then you must renounce your right to the benefit of all of your options that were granted to you during the six month period prior to the cancellation of any options that you renounce.

     For purposes of the offer, we will be deemed to have accepted for the renunciation of the right to the benefit of eligible options that are validly submitted to us and not properly withdrawn as, if and when we give written notice to the option holders of our acceptance of such renunciation, which notice may be made by press release, interoffice memorandum or email. Subject to our rights to extend, terminate and amend the offer prior to its expiration date, we currently expect to accept each renunciation of the right to the benefit of all options properly submitted to us and not validly withdrawn two days following expiration of the offer.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday in the United States and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     For purposes of the offer, an "affiliate" of the company means an entity in which the company owns directly or indirectly 10% or more of the share capital or voting rights.

CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the offer, we will not be required to accept the renunciation of the right to the benefit of any eligible options, and we may terminate or amend the offer, or postpone our acceptance of such renunciation or cancellation of any options, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after May 16, 2001, and prior to the expiration date any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance of the renunciation of the right to the benefit of the eligible options and cancellation of such options:

     - there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to us;

     - there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          (1) make the acceptance of the renunciation of the right to the benefit of, or issuance of new options for, some or all of the eligible options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

          (2) delay or restrict our ability, or render us unable, to accept the renunciation of the right to the benefit of, or issue new options for, some or all of the eligible options;

          (3) materially impair the contemplated benefits of the offer to us; or

          (4) materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to us;

     - there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

     - a tender or exchange offer for some or all of our ordinary shares, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

     - any change or changes shall have occurred in our business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us or may materially impair the contemplated benefits of the offer to us.

     The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

EFFECT OF A CHANGE OF CONTROL PRIOR TO THE GRANTING OF NEW OPTIONS.

     If we are acquired or involved in a similar transaction before the new options are granted, we would require the surviving corporation to inherit our obligation to grant the new options. The new options would still be granted on the new grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be based on the market price of the surviving company's stock on the date of grant (for Italy-based employees, the exercise price might be slightly higher). For example, if we were acquired by means of a merger, the number of shares subject to the new options would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger.

TERMS OF NEW OPTIONS.

     ISSUANCE OF NEW OPTIONS.

     Subject to the terms of this offer, we will issue new options to purchase ordinary shares under our 1999 option plan. For employees of Business Objects (U.K.) Ltd. based in the U.K., all or part of the new options may be granted under the terms of the Business Objects S.A Approved Stock Option Plan, which is a sub-plan under the 1999 option plan that has received the approval of the Inland Revenue. The number of ordinary shares subject to the new options to be granted to each eligible employee will be equal to the number of ordinary shares subject to the unexercised options that the eligible employee renounces his or her right to the benefit of and that we have accepted for cancellation. If we receive and accept the renunciation of the right to the benefit of all outstanding eligible options from eligible employees, subject to the terms and conditions of this offer we will grant new options to purchase or subscribe to a total of 2,836,366 ordinary shares. The ordinary shares issuable upon exercise of these new options would equal approximately 4.6% of the total number of our ordinary shares outstanding as of May 14, 2001.

     TERMS OF NEW OPTIONS.

     The new options will be granted under our 1999 option plan. The terms and conditions of the new options will be substantially the same as the terms and conditions of the options that are renounced, except for the following:

     - the grant date of the new option will be a date that is on or about the first business day which is at least six months and one day after the date we cancel the options that have been renounced,

     - the exercise price of the new option will be as described below (see "Exercise Price"),

     - the term of the new option will be as described below (see "Term"),

     - the vesting schedule of the new option will be as described below (see "Vesting and Exercise"), and

     - new options, to the extent that they are "unapproved" under the meaning of U.K. tax regulations, granted to employees of Business Objects (U.K.) Ltd. are conditioned on entering into a joint election whereby you agree to accept the transfer of the whole of the National Insurance Liability related to the new options.

A new option agreement, and the joint election if applicable, will be entered into between us and each option holder who has renounced their right to the benefit of their options in the offer for each new option granted. Because we will not grant new options until at least six months and one day after the date we accept the renunciation of the right to the benefit of the eligible options and cancel them, the new options may have a higher exercise price than some or all of the eligible options. The following description summarizes the material terms of our 1999 option plan and the options granted under them.

     GENERAL.

     The maximum number of ordinary shares available for issuance through the exercise of options granted under our 1999 option plan is 7,125,000. Our 1999 option plan permits the granting of options intended to qualify as incentive stock options under the U.S. Internal Revenue Code and options that do not qualify as incentive stock options, or non-qualified stock options.

     The Business Objects S.A Approved Stock Option Plan permits the granting of "approved" options, as that term is defined under U.K. tax regulations, to employees based in the United Kingdom.

     ADMINISTRATION.

     Our 1999 option plan is administered by the board of directors. Subject to the other provisions of the plan, the board has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

     TERM.

     Options have a term of ten years, other than options granted to employees based in the United Kingdom which have a term of seven years less one day.

     TERMINATION.

     Your options granted under the 1999 option plan will terminate following the termination of your employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within ninety (90) days following such termination. In the event that the termination of your employment is by reason of permanent or total disability or death, you, or your executors, administrators, legatees or distributees of your estate, may exercise any option held by you at the date of your employment termination, to the extent that the option was exercisable immediately before such termination. This right to exercise options will extend to (1) the earlier of the expiration of the option term or six months after the date of the termination of your employment by reason of permanent and total disability, and (2) six months after the date of the termination of your employment by reason of death.

     The termination of your option under the circumstances specified in this section will result in the termination of your interests in our 1999 option plan. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

     EXERCISE PRICE.

     The board of directors determines the exercise price at the time the option is granted. For employees other than Italy-based employees, the exercise price may be no less than the higher of:

     - 100% of the closing price of our ordinary shares as reported on the Premier Marche of Euronext Paris S.A. on the last trading day before the date of grant, or

     - 80% of the average of the closing prices of our ordinary shares on that market over the twenty trading days before the grant date.

     For eligible employees who are Italy-based employees, the exercise price per share of the new options will be at least the higher of:

     - 100% of the average of the closing prices of our ordinary shares as reported on the Premier Marche of Euronext Paris S.A. over the thirty days before the grant date,

     - 80% of the average of the closing prices of our ordinary shares on that market over the twenty trading days before the grant date, or

     - 100% of the closing price on that market on the day prior to the grant date.

     However, in either case, the exercise price may not be less than 110% of the closing price per ordinary share on the last trading day before the date of grant for options intended to qualify as incentive stock options, granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of our company or an affiliate company. The exercise price may not be adjusted, except upon the occurrence of events defined in article L.225-181 of the French Commercial Code. Such events relate to changes in capitalization.

     VESTING AND EXERCISE.

     Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the board of directors. Options granted by us generally vest at a rate of 25% of the shares subject to the option after twelve months, and then 1/48th of the shares subject to the option vest each month thereafter, provided the employee remains continuously employed by us.

     Generally, the new option shall retain the vesting schedule of the old option, except that each monthly vesting event under the new option shall now occur on the monthly anniversary date following the grant date of the new option.

     Therefore, if you currently have vested in a portion of your option grant and you elect to cancel your grant, you will receive, under the new option vesting schedule, credit for that vesting plus the approximately six-month and one day period lapsed between the date the old options are cancelled and the date the new options are granted. As stated above, each vesting event shall occur however on the monthly anniversary date following the grant date of the new option. For example:

     Assuming an old option as follows:

Grant date:                       October 25, 2000
Number of unexercised options:    1,000
Vesting commencement date:        September 9, 2000
Vesting schedule: 25% of the options vest twelve months after the vesting commencement date (September 9, 2001) and an additional 1/48th of the options vest on the 9th of each month thereafter.

     The new option would vest as follows, assuming they are granted on December 18, 2001:

Number of options:    1,000
Options first vest on December 18, 2001, up to what would have been vested under the vesting schedule of the old option, i.e. 14/48th of the shares. On the 18th of each month following December 18, 2001, an additional 1/48 of the shares shall become exercisable.

     If you would not be vested in a portion of your existing option grant until after the grant date of the new options and you cancel your grant, your option shall first vest to the same extent and during the month in which the old option would have vested. The day of the month in which vesting will occur shall be on the monthly anniversary date following the grant date of the new option. For example:

     Assuming an old option as follows:

Grant date:                       February 9, 2001
Number of unexercised options:    1,000
Vesting commencement date:        January 2, 2001
Vesting schedule: 25% of the options vest twelve months after the vesting commencement date (January 2, 2001) and an additional 1/48th of the options vest on the second of each month thereafter.

     The new option would vest as follows, assuming they are granted on December 18, 2001:

Number of options:    1,000
These new options will first vest on January 18, 2002, up to what would have been vested under the vesting schedule of the old option, i.e. 25% of the shares. There are no options vested as of the grant date of the new option, as none would have been vested on that date under the vesting schedule of the old option.
On the 18th of each month following January 18, 2002, an additional 1/48 of the options will become exercisable.

     PAYMENT OF EXERCISE PRICE.

     You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form and which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price are determined by the board of directors and generally are the following:

     - wire transfer,

     - check,

     - delivery of a properly executed notice together with such other documentation as the board of directors and the broker, if applicable, shall require to effect exercise of the option and delivery to us of the sale or loan proceeds required to pay the exercise price, or

     - a combination of the foregoing methods.

     CHANGE IN CONTROL.

     In the event of a "change in control," after the grant date of your new options your option will be assumed or replaced with new options of the successor corporation. The board of directors, may instead provide that your option will automatically become fully vested and exercisable for a period of fifteen days from the date that the board of directors provides you notice of the accelerated vesting and the option will terminate at the end of the fifteen days. A "change in control" means any of the following events:

     - acquisition by any person (other than by us or an employee benefit plan sponsored by us) of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities,

     - our shareholders approve a merger with any other corporation other than a merger which would result in our voting securities outstanding immediately before the merger continuing to consist of more than 50% of the total voting power of our voting securities or the surviving entity immediately after the merger, or

     - our shareholders approve a liquidation of the Company or the sale or disposition of all or substantially all of our assets to an entity other than an affiliate of ours.

     TRANSFERABILITY OF OPTIONS.

     New options, whether incentive stock options or non-qualified stock options, may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

     REGISTRATION OF OPTION SHARES.

     7,125,000 ordinary shares reserved for issuance under our 1999 option plan have been registered under the U.S. Securities Act on registration statements on Form S-8 filed with the SEC. All the ordinary shares issuable upon exercise of all new options to be pursuant to the offer will be registered under the U.S. Securities

Act. Unless you are one of our affiliates, you will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

     Our statements in this offer document concerning our 1999 option plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of our 1999 option plan and the forms of option agreement under the plan. Please contact us at Business Objects Americas, 3030 Orchard Parkway, San Jose, California 95134 (telephone: (408) 953-6000) or at 157-159 Anatole France, 92309 Levallois-Perret, (telephone: 011-33-141-25-21-21), to receive a copy of our 1999 option plan and the forms of option agreement thereunder. We will promptly furnish you copies of these documents at our expense. In addition, you may obtain copies of these documents which are filed as exhibits to our Schedule TO on the SEC's Internet site at http://www.sec.gov.

STATUS OF OPTIONS CANCELLED IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

     Eligible options we acquire through the offer will be cancelled and the ordinary shares subject to those eligible options will be returned to the pool of shares available for grants of new options under our 1999 option plan. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market, the Premier Marche of Euronext Paris S.A. or any other securities quotation system or any stock exchange on which our ordinary shares are then quoted or listed.

     We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

     - we will not grant any new options until a business day that is at least six months and one day after the date of cancellation of the old options, and

     - the exercise price of all new options will be based on the trading price of the ordinary shares on the date we grant the new options.

                      LEGAL MATTERS; REGULATORY APPROVALS

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept the renunciation of your right to the benefit of the eligible options and to issue new options is subject to the conditions described under the caption "The Offer -- Conditions of the offer".

     If we are prohibited by applicable laws or regulations from granting new options on or about the first business day which is at least six months and one day from the date that we cancel the eligible options renounced by you, at which time we currently expect to grant the new options, we will not grant any new options. Such a prohibition could result from changes in French laws, foreign laws, U.S. Securities and Exchange Commission regulations or staff positions or listing requirements of the U.S. National Association of Securities Dealers. We are unaware of any such prohibition at this time and we do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution. However, if the grant is prohibited at the expected grant date we will not grant any new options and you will not get any other compensation for the options you renounced.

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                                    TAXATION

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of eligible options pursuant to the offer. This discussion is based on the U.S. Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     Option holders who renounce the benefit of outstanding eligible options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the renunciation will be treated as a non-taxable exchange.

     INCENTIVE STOCK OPTIONS.

     Under current law, an option holder will not realize taxable income upon the grant of an incentive stock option under our 1999 option plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Except in the case of an option holder's death or disability, if an option is exercised more than three months after the option holder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-qualified stock options.

     If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

     - more than two years after the date the incentive stock option was granted, and

     - more than one year after the date the incentive stock option was exercised.

     If the disposition of the option shares is qualifying, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

     If the disposition is not qualifying, which we refer to as a "disqualifying disposition," the excess of the fair market value of the option shares on the date the option was exercised, over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long- or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

     Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

     If you renounce your right to the benefit of incentive stock options and if such renunciation is accepted by us, the new options will be granted as incentive stock options to the maximum extent they qualify. One requirement for options to qualify as incentive stock options is that the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option.

     If you are a U.S. tax resident or otherwise subject to U.S. tax regulations, you should note that there is a risk that any incentive stock options you hold may be affected, even if you do not participate in the offer. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the offer. We also believe that the offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the offer.

     However, the IRS may characterize the offer as a "modification" of those incentive stock options, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which an option exchange was characterized as a "modification" of the incentive stock options that could be exchanged. This does not necessarily mean that our offer to accept the renunciation of the right to the benefit of eligible options will be viewed in the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We therefore do not know whether the IRS will assert the position that our offer constitutes a "modification" of incentive stock options that can be renounced. If the IRS successfully asserted this position, the options' holding period to qualify for favorable tax treatment could be extended. Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a non-qualified stock option.

     NON-QUALIFIED STOCK OPTIONS.

     Under current law, an option holder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

     We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

     We recommend that you consult your own tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the offer.

MATERIAL TAX CONSEQUENCES FOR NON-U.S.-BASED EMPLOYEES

     EMPLOYEES WHO ARE TAX RESIDENT IN AUSTRALIA.

     The following is a general summary of the tax consequences of the cancellation of the existing options and grant of new options under the offer for Australian tax residents or employees otherwise subject to the tax laws of Australia. This discussion is based on Australian tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     IF YOU PREVIOUSLY ELECTED TO HAVE YOUR EXISTING OPTIONS TAXED AT GRANT, ACCEPTANCE OF THIS OFFER MAY CREATE A CAPITAL GAINS TAX LOSS EQUAL TO THE AMOUNT OF TAX YOU PREVIOUSLY PAID AT GRANT. However, if no election has been made, there will be no immediate tax consequences in accepting this offer.

     The following general rules apply to both your existing and new options.

     You will not be subject to tax when the new option is granted, unless you make an election to be taxed at grant. If you make an election to be taxed at grant, you will be taxed on an amount calculated using a statutory formula (e.g., for a 10 year option, the taxable amount would be 18.4% of the number of shares underlying the option multiplied by the exercise price). Normal tax rates will apply for Australian residents, including a Medicare Levy of between 1.5% -3.5% is also applicable. When you sell the shares underlying the option, the difference between the sale price and the sum of the fair market value at acquisition (i.e. exercise price) and the amount taxed at grant will be subject to capital gains tax. If you dispose of the shares at least twelve months after acquisition, then only 50% of the capital gain (calculated as above) is subject to taxation.

     If you do not make an election to be taxed at grant, you will be taxed at cessation time (e.g. on exercise, termination, etc.). The taxable amount per share will be either:

     - where underlying shares are sold within 30 days after cessation time, the sale price reduced by the exercise price, or

     - where underlying shares are not sold within 30 days after cessation, the fair market value at cessation less the exercise price.

     The amount taxed at cessation will be subject to normal tax rates applicable to Australian tax residents, including the above-mentioned Medicare Levy. If you sell the shares within 30 days of the exercise, there is no capital gains tax on sale. If you sell the shares more than 30 days after exercise, the sale of the stock is taxed as a capital gain on the difference between the sale price and the sum of the fair market value of the stock at cessation time and the amount taxed at cessation. If you sell the shares at least 12 months after cessation, then only 50% of the capital gain (calculated as above) is subject to taxation.

     We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

     EMPLOYEES WHO ARE TAX RESIDENT IN CANADA.

     The following is a general summary of the material tax consequences of the cancellation of the existing options and grant of new options under this offer for Canadian tax residents or employees otherwise subject to the tax laws of Canada. This discussion is based on Canadian tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     Generally, you will not be subject to tax when the new options are granted to you. Subject to the deferral provisions discussed below, you will recognize income at the time of exercise. The amount subject to tax (at your marginal tax rate) will be the difference (the "spread") between the fair market value of the underlying shares at the time of exercise and the option price. However, you may elect to defer one-half of such gain until the earlier of the time you sell the shares, die or become a non-resident of Canada. To be eligible for this deferral, you must file an election with Business Objects by January 15 of the year following the year in which the options were exercised. You can only defer taxation on the first Cdn$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of your options is based on the fair market value of the underlying shares at the time the options were granted.

     Upon sale of the shares (assuming the deferral of taxation was elected), the taxable gain deferred at exercise will be taxed at your marginal rate. The sale will also trigger a capital gains tax generally equal to one-half of the difference between the sale price and the fair market value at the time of exercise. Generally, one-half of any loss arising on the sale of shares may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent taxation year.

     The grant of new options pursuant to the terms of the offer should not be a taxable event under the Income Tax Act (Canada). However, it is possible that if the stock price drops between the time of the cancellation of existing options and the grant of new options, the value of the new options at the time of the grant would be subject to tax. Additionally, on the subsequent exercise of the new options and on the disposition of the underlying shares, you may not be able to include the amount previously subject to tax in the cost basis of the new options for the purpose of calculating tax on the option spread or in the cost basis of the shares acquired upon the exercise of the new options for the purpose of calculating any capital gains or losses arising on the disposition of such shares.

     We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

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

     EMPLOYEES WHO ARE TAX RESIDENT IN GERMANY.

     The following is a general summary of the material tax consequences of the cancellation of the existing options and grant of new options under the offer for German tax residents or employees otherwise subject to the tax laws of Germany. This discussion is based on German tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     You will not be subject to tax when the new options are granted to you. Generally, you will recognize income at the time of exercise. The amount subject to tax will be the difference between the fair market value of the underlying shares at the time of exercise and the option price. This amount will be taxed at the same rate as compensation income. Social taxes are also due if your income has not already reached certain limits.

     You will not be subject to tax on any additional gain when you sell your shares provided that:

     - you have held the shares for more than 12 months,

     - you have not, during the last five years, held 10% or more of the stated capital of Business Objects, and

     - the shares are not held as a business asset.

     Effective 1 January 2002, the 10% limit will be lowered to 1% such that to satisfy the foregoing conditions, you cannot have held 1% or more of the stated capital of Business Objects.

     We do not believe that you will be subject to any additional tax liability as a consequence of participating in this offer.

     We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

     EMPLOYEES WHO ARE TAX RESIDENT IN ITALY.

     The following is a general summary of the tax consequences of the cancellation of the existing options and grant of new options under the offer for Italian tax residents or employees otherwise subject to the tax laws of Italy. This discussion is based on Italian tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     In general, if the option price is not discounted, taxation occurs only at the time the shares are sold if there is a capital gain. For Italian tax purposes, options are issued at a discount where the option price is less than the average fair market value of the shares over the 30-day period prior to the grant. If the option price is discounted, the difference between the option price paid and the average fair market value of the shares over the 30-day period prior to the exercise date will be subject to taxation (as ordinary employment income) when the option is exercised

     OPTIONS GRANTED IN JANUARY 2000, JUNE 2000, JULY 2000 AND APRIL
2001. Options granted in January 2000, June 2000, July 2000, and April 2001 were not issued at a discount. If you keep these options, you will not be taxed at exercise. When you sell the shares, you will be taxed on the difference between the sales proceeds and the option price at the capital gains tax rate of 12.5%.

     If you elect to renounce your right to the benefit of these options, the new option price will also not be at a discount. When you sell these shares you will be taxed on the difference between the sales proceeds and the option price at the capital gains tax rate of 12.5%.

     OPTIONS GRANTED IN OCTOBER 2000 AND JANUARY 2001. Options granted in October 2000 and/or January 2001 were issued at a discount. If you elect to keep these options, you will be taxed when you exercise them based on the difference between the fair market value at exercise and the option price. Upon sale, the difference between the sales proceeds and the fair market value of the shares when the shares were exercised is subject to a capital gains tax rate of 12.5%.

     If you elect to renounce your right to the benefit of these options, the new option price will not be at a discount. When you sell these shares, you will be taxed on the difference between the sales proceeds and the option price at the capital gains tax rate of 12.5%.

     We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

     EMPLOYEES WHO ARE TAX RESIDENT IN JAPAN.

     The following is a general summary of the tax consequences of the cancellation of the existing options and grant of new options of options under the offer for Japanese tax residents or employees otherwise subject to the tax laws of Japan. This discussion is based on Japanese tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     Generally, you will recognize taxable income on the date stock options are exercised. The amount to be recognized is the difference between the fair market value of the stock upon exercise less the option price. This amount will be taxed in the same manner and at the same rate as your compensation income.

     Upon sale, the gain is equivalent to the difference in the sales price and the market price at exercise. Capital gains from the sale of securities are taxed at 26% (20% national and 6% local tax). Special rules may exist if you sell your shares through an authorized stockbroker or bank in Japan and submit an election return form. Consult your tax advisor if you feel you qualify for these special rules.

     We believe this cancellation of the existing options followed by the grant of new options should not be considered a taxable event. However, there are no published authoritative interpretations on this matter by the Japanese tax authorities.

     We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

     EMPLOYEES WHO ARE TAX RESIDENT IN LUXEMBOURG.

     The following is a general summary of the material tax consequences of the cancellation of the existing options and grant of a new options under the offer for Luxembourg tax residents or employees otherwise subject to the tax laws of Luxembourg. This discussion is based on Luxembourg tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     Generally, you will not be subject to tax when the new options are granted to you. The difference (the "spread") between the fair market value of the underlying shares on the date of exercise and the option price will be considered a benefit-in-kind and will be subject to tax at your marginal rate.

     The disposition of shares will not give rise to tax consequences if the three following conditions are met:

        (1) you have held the shares for more than six (6) months,

        (2) you have not, during the last five (5) years preceding the date of the disposition, held directly or indirectly, either alone or together with your spouse and your minor children, more than 25% of the share capital of Business Objects, and

        (3) the shares are not held as a business asset.

     If the first and/or third conditions above are not satisfied, the gain resulting from the sale will be taxable as ordinary income at your marginal rate. If only the second condition is not satisfied, the gain resulting from the sale will be taxable as extraordinary income at a preferential rate.

     We do not believe that the renunciation of the right to the benefit of existing options and the grant of the new options should be a taxable event. However, the tax result may be different if you had previously obtained a tax ruling with respect to your existing options.

     We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

     EMPLOYEES WHO ARE TAX RESIDENT IN SINGAPORE.

     The following is a general summary of the material tax consequences of the cancellation of existing options and grant of new options under the offer for Singapore tax residents or employees otherwise subject to the tax laws of Singapore. This discussion is based on Singapore tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     You will not be subject to tax when the new options are granted to you. Generally, you will recognize taxable income at the time of exercise. The taxable amount will be the difference (the "spread") between the option price and the fair market value of the stock at the time of exercise. This difference will be taxed in the same manner and at the same rates as your compensation income. If the company's 1999 stock option plan qualifies for the Company Stock Option Scheme ("CSOP Scheme") and/or the Qualified Employee Stock Option Plan Scheme (the "QESOP Scheme"), you may be entitled to favorable tax treatment upon the exercise of your options. Specifically, if the 1999 stock option plan qualifies for the CSOP Scheme, you will be exempt from tax on the first S$2,000 of your option spread and, thereafter, you will only be subject to tax on 75% of the remaining option spread. However, this exemption is limited to S$1 million of such gains accruing over a 10-year period commencing in the year you first enjoy the benefits of the tax exemptions under the CSOP Scheme. In addition, if the 1999 stock option plan qualifies under the QESOP Scheme and if you meet certain criteria, you may apply to the Inland Revenue Authority of Singapore for a deferral on the payment of tax due at exercise subject to an interest charge. If the 1999 stock option plan also qualifies under the CSOP Scheme, you may apply for a deferral of the tax due on the non-exempt portion of the option spread.

     Singapore does not impose a capital gains tax. Unless you are engaged in the business of buying and selling securities, the capital gain on the sale of the underlying shares will be tax-free.

     Generally, the grant of new options pursuant to the terms of the offer should not be a taxable event under the Income Tax Act. Although we do not believe there will be a taxable event on your acceptance of this offer, this is not completely certain. It is not clear, however, on what basis you would be taxed if the cancellation and grant of new options is considered to be a taxable event under the Income Tax Act. Furthermore, because the new options will retain the vesting schedule of your existing options, you may not be able to obtain favorable tax treatment under the CSOP Scheme and/or the QESOP Scheme.

     We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

     EMPLOYEES WHO ARE TAX RESIDENT IN SWEDEN.

     The following is a general summary of the material tax consequences of the cancellation of existing options and grant of new options under the offer for Swedish tax residents or employees otherwise subject to the tax laws of Sweden. This discussion is based on Swedish tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     You will not be subject to tax when the new options are granted to you. Options that vest after June 30, 1998 generally will be taxed on the difference (the "spread") between the exercise price and the fair market value of the shares at exercise. The spread will be taxed as ordinary salary income. The rate of municipal tax depends on the municipality and ranges from approximately 26% to 35%. You must also pay a state tax of up to 25%. Accordingly, the maximum combined municipal and state tax rate of approximately 55% may apply, depending on your salary. Social taxes are also due on the spread.

     Any gain on the sale of shares will be included in your income to the extent that the sale price exceeds the sum of the amount paid for the shares plus the income recognized by you when the option is exercised (i.e., the option spread). This gain will be characterized as a capital gain and subject to tax at a flat 30% rate. If the sale results in a capital loss, the loss will be deductible against certain types of capital gains during the same year, and, if no capital gains exist, a tax deduction of 30% of the loss up to SEK100,000 is allowed, as well as a tax deduction of 21% of the loss for amounts exceeding SEK100,000.

     We do not believe that the cancellation of existing options and the grant of the new options should give rise to any additional tax liability.

     We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

     EMPLOYEES WHO ARE TAX RESIDENT IN THE NETHERLANDS.

     The following is a general summary of the tax consequences of the cancellation of existing options and grant of new options under the offer for Dutch tax residents or employees otherwise subject to the tax laws of the Netherlands. This discussion is based on Dutch tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     By accepting the offer you explicitly waive the relevant options and the Dutch tax authorities will be informed of your election. IF YOU, IN THE PAST, HAVE PAID TAX UPON THE GRANTING AND ACCEPTANCE OF THE CANCELLED OPTIONS, SUCH TAX CAN NOT BE SET OFF AGAINST THE WAGE TAX OR INCOME TAX WHICH HAS TO BE PAID IN CONNECTION WITH THE NEW OPTIONS GRANTED PURSUANT TO THIS OFFER.

     For wage tax purposes there are two regimes available to you to determine the valuation and the timing of taxation of stock option grants -- direct taxation and deferred taxation. You, through the grant agreement related to the new option, must choose either direct taxation or deferred taxation.

     DIRECT TAXATION. In most cases, direct taxation occurs at the date the new option is granted. A legal valuation formula must be taken into account where approximately 30% to 40% of the market value of the shares underlying the option will be considered salary. Business Objects Nederland B.V. will notify you of the tax reporting and withholding requirements.

     If, however, the option is exercised within three years after the grant date, the difference between the fair market value of the shares at the time of exercise and the exercise price will be taxed, after reduction by the amounts previously taxed at grant. If you elect direct taxation, the three-year holding period will re-start on the grant date of the new option. After the three-year period, profits on the option are tax exempt and any losses are non-deductible

     DEFERRED TAXATION. If you opt for deferred taxation, you will be taxed upon exercise on the basis of the difference between the fair market value of the shares at the time of exercise and the exercise price. Business Objects Nederland B.V will notify you of the tax reporting and withholding requirements at the moment you exercise your option rights.

     ELECTION TAX REGIME. Business Objects Nederland B.V. will provide you with an addendum which you must execute, stating your choice for either direct taxation or deferred taxation of the new options granted under this offer. Together with this addendum, you will receive an explanatory memorandum on the two tax regimes and the procedure for accepting the new option rights.

     The election to participate in this offer and for a given a tax regime is your responsibility.

     We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

     EMPLOYEES WHO ARE TAX RESIDENT IN SPAIN.

     The following is a general summary of the tax consequences of the cancellation of existing options and grant of new options under the offer for Spanish tax residents or employees otherwise subject to the tax laws of Spain. This discussion is based on Spanish tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     Generally, you will recognize taxable income at the date of exercise. If the period from grant to exercise is two years or less, it is taxed as ordinary income. If the options are held longer than two years from grant to exercise, the income is classified as "irregular income" subject to a 30% reduction of the payment-in-kind.

     You will recognize a taxable gain upon the sale of these shares. The taxable amount is the difference between the fair market value at the date of exercise and the sales price. If the shares are held for less than one year, the tax rate is the same as employment income. If the stock is held for a period exceeding one year, the capital gains tax rate is 18%.

     We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

     EMPLOYEES WHO ARE TAX RESIDENT IN THE UNITED KINGDOM.

     The following is a general summary of the tax and NIC consequences of the cancellation of existing options and grant of new options under the offer for UK tax residents or employees otherwise subject to the tax laws of the United Kingdom. This discussion is based on UK tax law as of the date of the offer, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

     The tax implication for the new option may be significantly different from the original option. As such, we recommend you seek the advice of your personal tax advisor regarding the potential tax implications of this offer.

     Inland Revenue Approved Share Scheme. A portion of the new option may be made under an Inland Revenue Approved Share Scheme, which provides for an option grant of shares with a market value of up to L30,000 (converted from the Euro on the date of grant). Taxes typically due on the approved options at the time of exercise (i.e., the difference between the fair market value of the shares on the date of the exercise and the exercise price) may be deferred until the time of sale (when capital gains treatment may apply.)

     To qualify for tax relief at the time of exercise, you must not exercise the option within three years of the grant date or within three years of the exercise of an option that benefited from preferred tax treatment. The exercise of the approved option must be made in accordance with the rules of the stock option plan and while the stock option plan retains formal Inland Revenue approval. If you choose to exercise the approved option within three years of the grant date, you will be subject to U.K. income tax on the difference between the fair market value of the shares at exercise and the exercise price. There will be no NICs arising on the exercise of an approved option even if the exercise does not take place under qualifying circumstances: unless the stock option plan loses Inland Revenue approval.

     If you are granted options under the Business Objects S.A Approved Stock Option Plan, please note that the three-year qualifying period will start from the date the new options are granted to you.

     If you exercise the options under qualifying circumstances, you then may be subject to capital gains tax on the entire gain (i.e., the difference between the sale price and the exercise price) at the time of sale. Capital gains are subject to tapering relief (the taper period will run from the time the shares are purchased) and the annual exemption (which is L7,500 for the year April 6, 2001 through April 5, 2002).

     Unapproved Share Scheme and Joint Election NIC Passthrough. In April 1999, the U.K. Government made changes to the tax treatment on certain share options and introduced a NIC on the exercise of certain stock options. As a result of this, new options received as a result of the offer may be subject to both employee's and employer's NIC upon the exercise of the new options. The amount of the employee's and employer's NIC withholdings will be calculated by multiplying the applicable NIC rate by the difference between the fair market value of Business Objects' shares at the time of exercise and the exercise price of your new options.

     Recent changes to this legislation have made it possible for the company and the employee to agree to transfer the employer's NIC charge to the employee. As a condition of this offer, if you are subject to U.K. tax on the date the new options are granted, the new option agreement between you and us will provide that you will accept the liability for and to pay the employer's NIC when you exercise the new options. Accordingly, if you are subject to U.K. tax and you elect to participate in this offer, you must enter into a new option agreement and joint election with Business Objects that will transfer the employer's NIC to you. The joint election will apply to any Secondary Class 1 National Insurance Contribution liability arising in connection with the exercise, assignment, release, or cancellation of the new option to you.

     You should note that you do not have to pay any employee's NIC if your total earnings in the tax year in which the options were exercised are above the upper NIC threshold (currently L29,900 for the 2001/2002 tax year).

     The portion of your option in excess of L30,000 if any, will be granted through an unapproved share scheme. Such options will therefore be subject to the execution of a joint election between you and Business Objects providing for the transfer of Secondary Class 1 National Insurance Contribution liability in connection with the exercise, assignment, release, or cancellation of the option to you.

     By accepting the new option, to the extent allowable by applicable law, you will be consenting to and agreeing to satisfy any liability that arises with respect to Secondary Class 1 National Insurance Contribution payments in connection with exercise, assignment, release, or cancellation of the option. In addition, if you accept the new option, a term of the joint election will be that you will be authorizing Business Objects to withhold any such Secondary Class 1 National Insurance Contribution from the payroll at any time or the sale of a sufficient number of shares upon exercise, assignment, release, or cancellation of the option.

     In the alternative, you agree to make payment on demand for such contributions by cash or with other cleared funds to Business Objects that will remit such contributions to the Inland Revenue. If additional consents and/or any elections are required to accomplish the foregoing, you agree to provide them promptly upon request.

     IF YOU DO NOT DELIVER AN EXECUTED COPY OF THE ELECTION TO TRANSFER THE NATIONAL INSURANCE LIABILITY (OR A FAXED COPY OF IT) AT THE SAME TIME THAT YOU ACCEPT THIS OFFER, THIS OFFER SHALL BECOME NULL AND VOID WITHOUT ANY LIABILITY TO BUSINESS OBJECTS OR ANY OF ITS SUBSIDIARIES.

     You will not be subject to tax when the new unapproved option is granted. You will be subject to income tax when you exercise the option on the difference between the fair market value of the shares on the date of exercise and the exercise price. You will also be liable to pay the employee's NICs on the proceeds at exercise if your earnings do not already exceed the maximum limit for NIC purposes -- L535 per week for the U.K. tax year 6 April 2000 to 5 April 2001 (increasing to L575 per week from 6 April 2001).

     As noted above, you will also be responsible for paying the employer's portion of the NICs on the proceeds at exercise at a current rate of 11.9% on the taxable amount. You will receive income tax relief against the employer's NIC that you pay on exercise.

     When you sell your shares, you may be subject to capital gains tax. The tax is due on any increase in the value of the stock between the date on which you exercised your options and the sale proceeds realized when you sell the shares. Any capital gains tax you may owe is subject to an annual personal exemption (currently L7,500 for the U.K. tax year 6 April 2001 to 5 April 2002) and to taper relief calculated with reference to the period of time during which you held the shares.

     If you are "Resident but not Ordinarily Resident" (R/NOR), you may be subject to different tax consequences and should seek advice of your personal tax advisor.

     We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the offer.

                    INFORMATION CONCERNING BUSINESS OBJECTS

OVERVIEW OF BUSINESS OBJECTS' BUSINESS.

     We develop, market, and support e-business intelligence (e-BI) software for client/server environments, intranets, extranets, and the internet. Using e-business intelligence, organizations can access, analyze, and share corporate data for better decision making. Business intelligence software tools are designed to help companies turn data into useful business information, thereby leading to increased competitive advantage, new business opportunities, improved customer service and corporate agility.

     There are three main market areas for e-business intelligence: enterprise, extranets, and analytic applications. In the enterprise, our products provide employees with information to make better business decisions, and are used in environments ranging from workgroups of 10 users to enterprise deployments exceeding 20,000 within an intranet environment. In the extranet environment, we are pioneering the use of e-BI in applications that allow organizations to build stronger relationships by linking customers, partners, and suppliers via the internet. In addition, our analytic applications allow companies to model, segment, and measure customer data and other key variables. Our core software tool, BusinessObjects(TM), and its platform for internet-based installations, WebIntelligence(R), enable end users to access and interact with information available to enterprises from a wide range of sources, including database systems, such as those developed by Oracle, IBM, Sybase, Informix and Microsoft, business applications, such as those developed by SAP, Siebel, PeopleSoft, Oracle and I2, and data warehouses. Users can create new queries or reports, access catalogs of reports and do simple or complex analysis of the data. Instead of struggling with complex and technical database terminology, users interact with data using business representations of information, or "business objects," with which they are familiar. The reports they create or access can be shared with other users through sophisticated distribution and security systems. Our software tools also enable our customers to share their information with their own customers, suppliers and other business partners through the internet and extranets.

     From our inception in 1990 through March 31, 2001, we have sold to more than 13,100 customers around the world.

     We were organized in 1990 as a societe anonyme, or limited liability company, under the laws of the Republic of France. Our principal executive offices in France are located at 157-159 Anatole France, 92309 Levallois-Perret, and our telephone number in France is 011-33-141-25-21-21. Our principal executive offices in the United States are located at 3030 Orchard Parkway, San Jose, California 95134, and our telephone number in the United States is 1-408-953-6000.

FINANCIAL INFORMATION.

     The following tables set forth selected financial and operating data of Business Objects. The selected historical statement of operations data for the years ended December 31, 1999 and 2000 and the selected historical balance sheet data as of December 31, 1999 and 2000 have been derived from the financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2000. The selected historical statement of operations data for the three months ended March 31, 2000 and March 31,

2001 and the selected historical balance sheet data as of March 31, 2001, which are included in our quarterly report on Form 10-Q for the quarter ended March 31, 2001, are unaudited, but include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our financial statements and related notes. We have presented the following data in thousands except per share and per American depositary share amounts.

                             BUSINESS OBJECTS S.A.

                        CONSOLIDATED STATEMENT OF INCOME
        (IN THOUSANDS OF US DOLLARS, EXCEPT PER ADS AND PER SHARE DATA)

                                                      YEAR ENDED              THREE MONTHS ENDED
                                                     DECEMBER 31,                 MARCH 31,
                                               ------------------------    ------------------------
                                                   2000          1999        2001          2000
                                               ------------    --------    ---------    -----------
                                                                                        (UNAUDITED)
Revenues:
  License fees...............................    $220,845      $153,747     $60,601       $45,046
  Services...................................     128,089        87,896      37,677        27,536
                                                 --------      --------     -------       -------
          Total revenues.....................     348,934       241,643      98,278        72,582
Cost of revenues:
  License fees...............................       2,569         4,297         602           449
  Services...................................      53,101        35,467      15,428        11,798
                                                 --------      --------     -------       -------
          Total cost of revenues.............      55,670        39,764      16,030        12,247
                                                 --------      --------     -------       -------
Gross margin.................................     293,264       201,879      82,248        60,335
Operating expenses:
  Sales and marketing........................     167,519       117,960      47,987        37,384
  Research and development...................      40,725        26,746      12,993         8,179
  General and administrative.................      21,741        16,538       5,773         4,602
  Goodwill...................................       4,254         3,143       1,132           989
                                                 --------      --------     -------       -------
          Total operating expenses...........     234,239       164,387      67,885        51,154
                                                 --------      --------     -------       -------
Income from operations.......................      59,025        37,492      14,363         9,181
Interest and other income, net...............      11,647         3,101       2,843         2,461
                                                 --------      --------     -------       -------
Income before provision for income taxes.....      70,672        40,593      17,206        11,642
Provision for income taxes...................     (28,269)      (16,813)     (6,710)       (4,657)
                                                 --------      --------     -------       -------
Net income...................................    $ 42,403      $ 23,780     $10,496       $ 6,985
                                                 ========      ========     =======       =======
Net income per ADS and share- basic..........    $   0.71      $   0.44     $  0.17       $  0.12
                                                 ========      ========     =======       =======
ADS and shares used in computing net income
  per ADS & per share -- basic...............      59,741        54,159      60,815        58,920
                                                 --------      --------     -------       -------
Net income per ADS and share -- diluted......    $   0.65      $   0.40     $  0.16       $  0.11
                                                 ========      ========     =======       =======
ADS and shares and common share equivalents
  used in computing net income per ADS & per
  share -- diluted...........................      65,292        59,303      64,884        65,850

                             BUSINESS OBJECTS S.A.

                          CONSOLIDATED BALANCE SHEETS
                          (IN THOUSANDS OF US DOLLARS)

                                                               YEAR ENDED
                                                      ----------------------------     THREE MONTHS
                                                      DECEMBER 31,    DECEMBER 31,        ENDED
                                                          2000            1999        MARCH 31, 2001
                                                      ------------    ------------    --------------
                                                                                       (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.........................    $199,581        $176,233         $219,521
  Restricted cash...................................       9,020              --            8,735
  Accounts receivable, net..........................      88,737          53,993           69,592
  Other current assets..............................      20,892          13,947           20,283
                                                        --------        --------         --------
          Total current assets......................     318,230         244,173          318,131
Goodwill and other intangible assets, net...........      21,582          12,556           19,140
Property and equipment, net.........................      21,641          13,831           28,724
Restricted cash -- long term........................       3,333              --            3,333
Deposits and other assets...........................       4,228           1,986            3,881
                                                        --------        --------         --------
          Total assets..............................    $369,014        $272,546         $373,209
                                                        ========        ========         ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................    $ 22,503        $ 11,780         $ 18,833
  Accrued payroll and related expenses..............      30,680          23,994           25,888
  Deferred revenue..................................      49,490          31,849           53,019
  Other current liabilities.........................      51,118          37,946           54,138
                                                        --------        --------         --------
          Total current liabilities.................     153,791         105,569          151,878
Notes payable -- long term..........................       4,288           2,924            4,338
Total shareholders' equity..........................     210,935         164,053          216,993
                                                        --------        --------         --------
          Total liabilities and shareholders'
            equity..................................    $369,014        $272,546         $373,209
                                                        ========        ========         ========

     Our book value per ADS and per ordinary share was $3.55 as of March 31, 2001. The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 on pages 32 to 49 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 on pages 3 to 9 is incorporated herein by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under "Additional Information."

INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS

     A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of May 1, 2001, our executive officers and non-employee directors (10 persons) as a group owned options outstanding under our 1999 option plan to subscribe to a total of 583,503 of our ordinary shares, which represented approximately 9.6% of the shares subject to all options outstanding under that plan as of that date. None of these options to purchase our ordinary shares can be renounced in the offer.

     In the sixty (60) days prior to and including May 16, 2001, the following executive officers and directors of Business Objects had the following transactions in Business Objects securities.

     On March 30, 2001, Clifton Weatherford purchased 333 ordinary shares at a price of E29.75 per share, under the company's 1995 International Employee Stock Purchase Plan.

     On March 30, 2001, John Powell purchased 239 ordinary shares at a price of E29.75 per share, under the company's 1995 International Employee Stock Purchase Plan.

     On March 30, 2001, David Kellogg purchased 122 ordinary shares at a price of E29.75 per share, under the company's 1995 International Employee Stock Purchase Plan.

     On May 1, 2001, Bernard Liautaud sold 30,000 shares on the open market at $35.3138 per share and Susan Liautaud sold 10,000 shares on the open market at $35.3138 a share.

     On May 1, 2001, John Powell exercised 10,000 stock options with an exercise price of E3.92 per share and sold 10,000 shares at $35.027 per share. On May 14, 2001 he exercised 5,000 stock options with an exercise price of E3.92 per share and sold 5,000 shares at $32.54 per share.

     Except as otherwise described above, there have been no transactions in options to purchase our ordinary shares or in our ordinary shares which were effected during the 60 days prior to and including May 16, 2001 by us or, to our knowledge, by any executive officer, director or affiliate of our company.

PRICE RANGE OF ORDINARY SHARES AND AMERICAN DEPOSITARY SHARES UNDERLYING THE OPTIONS.

     The ordinary shares underlying your options are currently traded in the United States in the form of American depositary shares evidenced by American depositary receipts. Each American depositary share represents one ordinary share. Our American depositary shares are traded on the Nasdaq National Market under the symbol "BOBJ". Our ordinary shares are also traded in France on the Premier Marche of Euronext Paris S.A. under the Euroclear symbol "12074".

     The following table shows, for the periods indicated, the high and low sales prices per share of our American depositary shares as reported by the Nasdaq National Market and our ordinary shares as reported on the Premier Marche of Euronext Paris S.A., each as adjusted for stock dividends and stock splits.

                                                         NASDAQ            PREMIER MARCHE
                                                  --------------------    -----------------
                                                    HIGH        LOW        HIGH       LOW
                                                  --------    --------    -------    ------
FISCAL YEAR 2001
  April 1 through May 10, 2001..................  US$41.75    US$25.06    E 42.41    E27.50
  Quarter ended March 31, 2001..................     54.75       28.56      58.87     31.15
FISCAL YEAR 2000
  Quarter ended December 31, 2000...............     75.83       37.21      87.33     41.87
  Quarter ended September 30, 2000..............     76.33       52.92      85.00     56.67
  Quarter ended June 30, 2000...................     68.00       45.33      74.47     50.67
  Quarter ended March 31, 2000..................     98.67       37.58     103.30     40.00
FISCAL YEAR 1999
  Quarter ended December 31, 1999...............     44.54       18.13      49.33     23.83
  Quarter ended September 30, 1999..............     20.56       12.13         --        --
  Quarter ended June 30, 1999...................     13.00        5.85         --        --
  Quarter ended March 31, 1999..................     13.83        9.04         --        --

     As of May 15, 2001, the last reported sale price during regular trading hours of (i) our American depositary shares, as reported by the Nasdaq National Market, was $32.49 per American depositary share and (ii) our ordinary shares, as reported on the Premier Marche of Euronext Paris S.A., was E37.90 per ordinary share.

WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR ORDINARY SHARES AND AMERICAN DEPOSITARY SHARES BEFORE DECIDING WHETHER OR NOT TO RENOUNCE YOUR RIGHT TO THE BENEFIT OF YOUR OPTIONS.

                             ADDITIONAL INFORMATION

     This offer document is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to renounce your right to the benefit of your options:

          1. our annual report on Form 10-K for our fiscal year ended December 31, 2000, filed with the SEC on April 2, 2001;

          2. the description of our ordinary shares contained in our Registration Statement on Form 8-A (file number 0-24720);

          3. our definitive proxy statement on Schedule 14A filed with the SEC on December 19, 2000;

          4. our definitive proxy statement on Schedule 14A filed with the SEC on May 3, 2001; and

          5. our quarterly report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 11, 2001.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

    450 Fifth Street, N.W.           7 World Trade Center           500 West Madison Street
           Room 1024                      Suite 1300                      Suite 1400
    Washington, D.C. 20549         New York, New York 10048         Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Our ordinary shares are currently traded in the United States in the form of American depositary shares evidenced by American depositary receipts. Each American depositary share represents one ordinary share. Our American depositary shares are quoted on the Nasdaq National Market under the symbol "BOBJ" and our SEC filings can be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

Each person to whom a copy of this offer document is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at 157-159 Anatole France, 92300, Levallois-Perret, France, or at 3030 Orchard Parkway, San Jose, California 95134, U.S.A., or telephoning us at 011-33-141-25-21-21 in France or at 1-408-953-6000 in the United States.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer document, you should rely on the statements made in the most recent document.

     The information contained in this offer document about us should be read together with the information contained in the documents to which we have referred you.

                                 MISCELLANEOUS

     This offer document and our SEC reports referred to above include "forward-looking statements." When used in this document, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Business Objects or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our annual report on Form 10-K filed on April 2, 2001, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

     - our products are targeted primarily to a limited number of markets and if sales of our products in this market decline, our operating results will be seriously harmed;

     - our quarterly operating results are subject to fluctuations, which may affect our stock price;

     - our stock price is susceptible to our operating results and to stock market fluctuations;

     - we may have difficulties providing and managing the increased technical stability, performance and support requirements of an evolving market, which could cause a decline in our revenue and an increase in our expenses;

     - our software may have defects and errors, which may lead to a loss of revenue or product liability claims;

     - the protection of our intellectual property is crucial to our business, and if third parties use our intellectual property without our consent, it could damage our business;

     - our dependence on strategic relationships and business alliances for continued growth of our business;

     - the loss of our rights to use software licensed to us by third parties could harm our business;

     - our ability to manage our growth;

     - our multinational operations are subject to risks inherent in international operations, including currency exchange rate fluctuations;

     - our markets are highly competitive and competition could harm our ability to sell products and services and reduce our market share; and

     - our ability to keep pace with rapid technological change and new product introductions in our industry.

     We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will the renunciation of the right to the benefit of any options be accepted from or on behalf of, the option holders residing in such jurisdiction.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD RENOUNCE YOUR RIGHT TO THE BENEFIT OF YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND THE ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                   SCHEDULE A

                    INFORMATION CONCERNING THE DIRECTORS AND
                  EXECUTIVE OFFICERS OF BUSINESS OBJECTS S.A.

     The directors and executive officers of Business Objects S.A. and their positions and offices as of May 16, 2001, are set forth in the following table:

NAME                                             POSITION AND OFFICES HELD
----                                             -------------------------
Bernard Liautaud..............  Chairman of the Board, Chief Executive Officer and President
Bernard Charles...............  Director
Albert Eisenstat..............  Director
Arnold Silverman..............  Director
Vincent Worms.................  Director
John Olsen....................  Director
Clifton Weatherford...........  Senior Group Vice-President and Chief Financial Officer
John Powell...................  Senior Group Vice-President, World Operations
David Kellogg.................  Senior Group Vice-President, Marketing
Eric Bregand..................  Group Vice-President, Product Group

     The address of each director and executive officer is: c/o Business Objects Americas, 3030 Orchard Parkway, San Jose, California 95134.